Exhibit 10.5

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

PM Group S.p.A.

Via Verdi 22

San Cesario sul Panaro

Modena

Bridgeview 21 July 2014

Dear Sirs,

RE: commitment to subscribe for a capital increase of PM Group S.p.A. (the “Proposal”)

we set forth hereunder the terms of our commitment to subscribe for a capital increase of PM Group S.p.A.

Whereas

A. PM Group S.p.a. is a company duly incorporated and validly organised under the laws of Italy, with registered office at 22 Via Verdi, San Cesario sul Panaro (MO), Italy, number of registration at the Register of Companies of Modena 334223, with a share capital of Euro 23,311,420.00, fully paid-in and divided into no. 101,312,500 ordinary shares, with no nominal value (“PM”).

B. PM owns 100% of the shares of the following companies:

(i) Oil&Steel s.p.a, a company duly incorporated and validly organised under the laws of Italy, with registered office at 22 Via Verdi, San Cesario sul Panaro (MO), Italy, number of registration at the Register of Companies of Modena 02313650364 with a share capital of Euro 362,400.00 fully paid-in and divided in no. 362,400 ordinary shares, each having a par value of Euro 1.00 (“O&S”);

(ii) Pilosio s.p.a., a company duly incorporated and validly organised under the laws of Italy, with registered office at Via Fermi 45, Tavagnacco (UD), Italy, number of registration at the Register of Companies of Udine 251502 with a share capital of Euro 5,000,000.00 fully paid-in and divided into no. 5,000,000 ordinary shares, each having a par value of Euro 1.00 (“Pilosio”).

C. On the date hereof (the “Signing Date”) the following actions are planned to take place:

(a)	PM and O&S will execute the debt restructuring agreement (the “Banks Restructuring Agreement”) substantially in the form attached hereto as Annex 1 with Banca Popolare dell’Emilia Romagna s.c.a.r.l. (“BPER”), Unicredit S.p.A. (“Unicredit” and collectively with BPER the “Senior Banks”), Banca Nazionale del Lavoro s.p.a., Unipol Banca s.p.a., Banca Monte dei Paschi di Siena and Cassa di Risparmio in Bologna (collectively, the “Banks”);

(b)	Manitex International Inc. (“Manitex”) and the Senior Banks will execute the transfer agreements substantially in the form attached hereto as Annexes 2 and 3 in respect of certain bank debts owed by PM to the Senior Banks (the “PM Bank Debt Transfer Agreements”);

(c)	Manitex and BPER will execute the put and call agreement substantially in the form attached hereto as Annex 4 in respect of certain debts owed by PM to BPER (the “Put and Call Agreement”);

(d)	Manitex and IPEF III Holdings n° 11 S.A., a subsidiary of Columna Holdings Limited, will execute an investment agreement substantially in the form attached hereto as Annex 5 (the “Investment Agreement”);

(e)	PM and Polo Holdings SARL (“Polo”), a company designated by Columna Holdings Limited, will execute the share purchase agreement substantially in the form attached hereto as Annex 6 with respect to 100% of the shares of PM in Pilosio (the “Pilosio Transfer Agreement”) and Polo will concurrently pay the relevant Euro 1,000,000.00 purchase price into an escrow account;

(f)	PM and the Senior Banks will execute the transfer agreements substantially in the form attached hereto as Annex 7 in respect to certain debts owed by O&S to the Senior Banks (the “O&S Bank Debt Transfer Agreements”);

(g)	PM, O&S and the Senior Banks will execute the agreement for the assumption by PM of the senior debt of O&S substantially in the form attached hereto as Annex 8 (the “Debt Assumption Agreement”).

D. As soon as possible after the Signing Date PM and O&S will file a petition with the bankruptcy court of Modena (the “Court”) and all relevant documents pursuant to article 182bis of the Italian bankruptcy law set out in the Royal Decree n. 267 of 16 March 1942 as subsequently amended (the “IBL”) requesting the Court to homologate the Banks Restructuring Agreement.

E. On 10 June 2014 the board of directors of PM has approved the draft financial statements as at 31 December 2013 attached hereto as Annex 9 and resolved – among others - to call in an extraordinary shareholders meeting of PM in first call on 30 June 2014 and in second call on 30 July 2014 (the “PM’s Extraordinary Shareholders’ Meeting”) to resolve on the following actions (collectively the “Capital Increases”):

(i)	a capital increase for Euro 10,000,000.00 plus a share premium of Euro 7,927,316.00 and an equity contribution of Euro 26,572,684 to cover losses – conditional upon full subscription thereof (inscindibile) and final homologation of the Bank Restructuring Agreement by the Court - to be subscribed for by the current shareholders (the “Shareholders”) and paid-in in cash or by way of set-off of due claims of the Shareholders against PM (the “Shareholders Capital Increase”);

and in the event of failure of the Shareholders to subscribe in full for the Shareholders Capital Increase

(ii)	a capital increase for Euro 10,000,000.00 plus a share premium of Euro 7,927,316.00 and an equity contribution of Euro 26,572,684 to cover losses - conditional upon full subscription thereof (inscindibile) and final homologation of the Bank Restructuring Agreement by the Court – with issuance of corresponding new ordinary shares of PM (the “New Shares”), to be subscribed for by Manitex and/or an EU based entity controlled by Manitex and paid-in in cash or by way of set-off of any due claims against PM (the “Manitex Capital Increase”).

F. On 10 June 2014 the board of directors of O&S has approved the draft financial statements as at 31 December 2013 attached hereto as Annex 10 and resolved - among others - to call in the extraordinary shareholders meeting of O&S on 30 June 2014 in first call and on 30 July 2014 in second call (the “O&S Extraordinary Shareholders’ Meeting”) to resolve on a capital increase divided in two tranches, the first one for Euro 9,698.682.00 –conditional upon both the final homologation of the Bank Restructuring Agreement by the Court, subscription in full of the Shareholders Capital Increase or the Manitex Capital Increase, as the case may be and full subscription thereof (inscindibile) - and the second one for Euro 600,000.00 – conditional upon both the final homologation of the Bank Restructuring Agreement by the Court, subscription in full of the Shareholders Capital Increase or the Manitex Capital Increase – with issuance of corresponding new ordinary shares of O&S to be subscribed for by PM and paid–in in cash or by way of set-off of due claims of PM against O&S (the “O&S Capital Increase”).

NOW, THEREFORE, in consideration of the recitals mentioned above and subject to the conditions below, Manitex hereby commits to the terms hereunder.

1)	Within the timeframe set out in the resolution of PM’s Extraordinary Shareholders’ Meeting with respect to the Manitex Capital Increase, Manitex or the Designated Person (as defined in paragraph 2 below) will subscribe for the Manitex Capital Increase and concurrently pay in the relevant capital contribution as to Euro 12,000,000 (twelve million) in cash and as to the remaining Euro 32,500,000 (thirty two million five hundred thousand) by off-setting the relevant debt against the bank debts purchased under the PM Bank Debt Transfer Agreements.

2)	Manitex will have the right to designate a third party (the “Designated Person”) to subscribe and pay for the Manitex Capital Increase, provided that such designation is made in compliance with the following provisions:

(i)	the Designated Person is a person which directly or indirectly, controls, is controlled by, or is under common control with, Manitex and which is incorporated in Europe or the United Kingdom;

(ii)	Manitex will be jointly and severally liable with the Designated Person for the correct execution of the Manitex Capital Increase.

3)	The obligations of Manitex to consummate the transactions contemplated in article 1 shall be subject to the satisfaction of the following conditions precedent by the day agreed with PM falling between the 1st and the 5th day after the Banks Restructuring Agreement has become effective (the “Closing Date”) or the different date set out in the single paragraphs hereunder:

(a)	all documents to be executed and actions to be taken on the Signing Date as per paragraph C of the Recitals will have been timely and correctly executed and taken by all relevant parties;

(b)	the Court will have homologated the Bank Restructuring Agreement pursuant to article 182bis of the IBL (omologazione dell’accordo di ristrutturazione dei debiti);

(c)	the board of directors of PM will have confirmed in writing to Manitex that the decision of the Court confirming the Banks Restructuring Agreement pursuant to article 182bis of the IBL has not been timely challenged under article 182bis, paragraph 5, of the IBL or, alternatively, that any challenges have been rejected by the competent Court;

(d)	PM’s Extraordinary Shareholders’ Meeting will have approved the Capital Increases in accordance with the terms and conditions set out in Recital E;

(e)	the O&S Extraordinary Shareholders’ Meeting will have approved the O&S Capital Increase pursuant to the terms and conditions set out in Recital F;

(f)	the shareholders meeting of PM and O&S will have approved the respective financial statements as at 31 December 2013 with the same contents of the draft financial statements attached hereto as Annexes 9 and 10;

(g)	PM will have approved the audited consolidated financial statements of PM as at 31 December 2013 and the auditing company of PM will have released a clean opinion thereon except for possible qualifications in respect of PM’s going concern;

(h)	the Shareholders Capital Increase shall not have been subscribed in full within the deadline set by the resolution of the PM’s Extraordinary Shareholders Meeting;

(i)	the auditing company of PM will have released a clean opinion on the consolidated financial statements of PM (excluding Pilosio and its subsidiaries), including (i) the statements of income, comprehensive income, cash flows and changes in equity for the three years ended respectively on 31 December 2011, 31 December 2012 and 31 December 2013 and (ii) the balance sheets for the two years ended on 31 December 2012 and 31 December 2013 (the “PM Group carve-out year-end consolidated financial statements”) except for possible qualifications in respect of PM’s going concern;

(j)	the directors of PM and O&S will have handed in their resignations by virtue of a letter executed in the form attached hereto as Annex 11;

(k)	the board of directors of PM and the board of directors of O&S will have convened the respective ordinary shareholders meeting on the date scheduled for the execution of the Manitex Capital Increase for the purpose of electing new directors and statutory auditors (if any) in lieu of those leaving office;

(l)	prior or at the latest on the date of subscription by Manitex for the Manitex Capital Increase and subject to payment by Manitex of the consideration due pursuant to the PM Bank Debt Transfer Agreements, PM will have cashed or cash, as the case may be, the purchase price for 100% of the shares in Pilosio set out in the Pilosio Transfer Agreement;

(m)	no order, injunction, judgment or decree issued by any governmental or judicial authority or other legal restraint or prohibition preventing the subscription for the Manitex Capital Increase will be in effect;

(n)	none of the following events, changes or circumstances shall have occurred prior to the Closing Date:

(i)	a disruption in the financial, banking, lending, debt or capital markets or in securities settlement or clearance services in the United States preventing Manitex from subscribing and/or completing the Manitex Capital Increase;

(ii)	suspension or material limitation in trading in securities in general preventing Manitex from subscribing and/or completing the Manitex Capital Increase;

(iii)	a Material Adverse Effect (Effetto Pregiudizievole Significativo) as defined in the Banks Restructuring Agreement, unless cured by the Closing Date;

(o)	prior or at the latest on the date of subscription by Manitex for the Manitex Capital Increase and subject to payment by Manitex of the consideration due pursuant to the PM Bank Debt Transfer Agreements, the Pilosio Transfer Agreement shall have become effective (i.e. the Pilosio’s shares shall have been transferred to Polo Holdings thereunder);

(p)	prior or at the latest on the date of subscription by Manitex for the Manitex Capital Increase and subject to payment by Manitex of the consideration due pursuant to the PM Bank Debt Transfer Agreements, the PM Bank Debt Transfer Agreements and the O&S Bank Debt Transfer Agreements shall have become effective.

4)	Manitex may at any time and its sole discretion waive in whole or in part, conditionally or unconditionally, the conditions set out in article 3 above by notice in writing to PM.

5)	The obligations of Manitex to consummate the transactions contemplated in article 1 shall become void and of no effect without any liability of Manitex if any of the conditions precedent set out in article 3 above is not satisfied by the Closing Date or waived by 31 January 2015.

6)	Upon satisfaction and/or waiver of the conditions precedent set out in article 3 above and execution of the Manitex Capital Increase, Manitex commits to: (i) resolve in the PM shareholders meeting under (j) above – in its capacity as new sole shareholder of PM - to waive any liability action against the resigning directors and statutory auditors (if any) for possible past negligent actions or omissions of such directors and statutory auditors (if any) originated under their office (such resolution to be taken substantially in the form attached hereto as Annex 12) and (ii) deliver to the resigning directors and statutory auditors (if any) a letter to the same effect substantially in the form attached hereto as Annex 13.

7)	Following the execution of the Manitex Capital Increase, Manitex commits to manage PM and O&S in all material respect in accordance with the guidelines set out in the restructuring plan attached hereto as Annex 14.

8)	Manitex shall bear all the taxes, costs and expenses incurred in connection with the Manitex Capital Increase.

9)	This Proposal is governed by and shall be construed in accordance with the laws of Italy.

10)	The Courts of Milan shall have exclusive jurisdiction in respect of any dispute arising out of this Proposal.

*****

This Proposal shall remain valid and irrevocable until 31 January 2015.

Annexes:

1.	Banks Restructuring Agreement

2.	Bank Debt Transfer Agreement against shares

3.	Bank Debt Transfer Agreement against cash

4.	Put and Call Agreement

5.	Investment Agreement

6.	Pilosio Transfer Agreement

7.	O&S Bank Debt Transfer Agreement

8.	Debt Assumption Agreement

9.	PM draft financial statements as at 31 December 2013

10.	O&S draft financial statements as at 31 December 2013

11.	Resignation letter

12.	Resolution of the PM shareholders meeting in respect of waiver of actions

13.	Letter to directors/statutory auditors in respect of waiver of actions

Yours sincerely,

/s/ Andrew M. Rooke

Manitex International Inc.

For acceptance:

/s/ Giuliano Asperti, President

PM Group S.p.A.